As filed with the Securities and Exchange Commission on April 8, 2026
Securities Act Registration No.
Investment Company Act Registration No. 811-09999
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM N-1A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
PRE-EFFECTIVE AMENDMENT NO.
POST-EFFECTIVE AMENDMENT NO.
and/or
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
AMENDMENT NO. 62 (X)
Check appropriate box or boxes
Prudential Investment Portfolios 2
Exact name of registrant as specified in charter
655 Broad Street
Newark, New Jersey 07102
Address of Principal Executive Offices including Zip Code
1-800-225-1852
Registrant’s Telephone Number, Including Area Code
Andrew R. French
655 Broad Street, 6th Floor
Newark, New Jersey 07102
Name and Address of Agent for Service
EXPLANATORY NOTE
This Amendment No. 62 to the Registrant’s Registration Statement under the Investment Company Act of 1940 (the Amendment) only relates to the PGIM Core Ultra Short Bond Fund and PGIM Institutional Money Market Fund, series of the Registrant.
The Amendment is not intended to amend the current prospectuses and statements of additional information for the other series of the Registrant.

AMENDMENT DATED APRIL 8, 2026

TO THE CURRENTLY EFFECTIVE SUMMARY PROSPECTUS, PROSPECTUS AND STATEMENT OF

ADDITIONAL INFORMATION, OF

THE FUNDS LISTED ON EXHIBIT A HERETO

(EACH A “FUND AND COLLECTIVELY THE “FUNDS”)

You should read this Amendment in conjunction with each Fund's Summary Prospectus, Prospectus and Statement of Additional Information (collectively the Registration Statement) as applicable and retain it for future reference.

Effective immediately, PGIM Fixed Income, an investment group of PGIM, Inc. and a subadviser to each of the Funds, will be referred to as PGIM Credit. PGIM Credit continues to be an investment group of PGIM, Inc. and will continue to serve as subadviser to the Funds in the same manner as currently outlined in the applicable Registration Statement. PGIM Credit includes the public and private credit business of PGIM, Inc.

All references in the Registration Statement, as applicable, to “PGIM Fixed Income” should be read as “PGIM Credit.”

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LR1524

EXHIBIT A
The Prudential Investment Portfolios, Inc.	PGIM Core Government Money Market Fund
PGIM Balanced Fund	Prudential National Muni Fund, Inc.
Prudential Investment Portfolios 2	PGIM National Muni Fund
PGIM Institutional Money Market Fund	Prudential Short-Term Corporate Bond Fund, Inc.
PGIM Core Ultra Short Bond Fund	PGIM Short-Term Corporate Bond Fund
PGIM Core Conservative Bond Fund	Prudential World Fund, Inc.
PGIM TIPS Fund	PGIM Emerging Markets Debt Hard Currency Fund
Prudential Investment Portfolios 3	PGIM Emerging Markets Debt Local Currency Fund
PGIM Strategic Bond Fund	The Target Portfolio Trust
Prudential Investment Portfolios 4	PGIM Core Bond Fund
PGIM Muni High Income Fund	PGIM ETF Trust
Prudential Investment Portfolios 6	PGIM Ultra Short Bond ETF
PGIM California Muni Income Fund	PGIM Active Aggregate Bond ETF
Prudential Investment Portfolios 8	PGIM Active High Yield Bond ETF
PGIM Securitized Credit Fund	PGIM Total Return Bond ETF
Prudential Investment Portfolios 9	PGIM Floating Rate Income ETF
PGIM Absolute Return Bond Fund	PGIM AAA CLO ETF
Prudential Investment Portfolios 12	PGIM Short Duration Multi-Sector Bond ETF
PGIM Short Duration Muni Fund	PGIM Short Duration High Yield ETF
Prudential Investment Portfolios, Inc. 14	PGIM Municipal Income Opportunities ETF
PGIM Government Income Fund	PGIM Ultra Short Municipal Bond ETF
PGIM Floating Rate Income Fund	PGIM Corporate Bond 0-5 Year ETF
Prudential Investment Portfolios, Inc. 15	PGIM Corporate Bond 5-10 Year ETF
PGIM High Yield Fund	PGIM Corporate Bond 10+ Year ETF
PGIM Short Duration High Yield Income Fund
Prudential Investment Portfolios, Inc. 17
PGIM Short Duration Multi-Sector Bond Fund
PGIM Total Return Bond Fund
Prudential Global Total Return Fund, Inc.
PGIM Global Total Return Fund
PGIM Global Total Return (USD Hedged) Fund
Prudential Government Money Market Fund, Inc.
PGIM Government Money Market Fund

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SIGNATURES
Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, and State of New Jersey, on the 8th day of April, 2026.
Prudential Investment Portfolios 2

*

Stuart S. Parker, President
*By: /s/ Patrick McGuinness

Patrick McGuinness
Attorney-in-Fact
April 8, 2026

POWER OF ATTORNEY
for the PGIM Fund Complex
The undersigned, directors/ trustees and/or officers of each of the registered investment companies listed in Appendix A hereto, hereby authorize Andrew French, Claudia DiGiacomo, Melissa Gonzalez, Patrick McGuinness, Debra Rubano, George Hoyt and Devan Goolsby or any of them, as attorney-in-fact, to sign on his or her behalf in the capacities indicated (and not in such person’s personal individual capacity for personal financial or estate planning), the Registration Statement on Form N-1A, filed for such registered investment company or any amendment thereto (including any pre-effective or post-effective amendments) and any and all supplements or other instruments in connection therewith, including Form N-PX, Forms 3, 4 and 5 for or on behalf of each registered investment company listed in Appendix A or any current or future series thereof, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission.
This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

/s/ Ellen S. Alberding Ellen S. Alberding	/s/ Laurie Simon Hodrick Laurie Simon Hodrick
/s/ Kevin J. Bannon Kevin J. Bannon	/s/ Christian J. Kelly Christian J. Kelly
/s/ Scott E. Benjamin Scott E. Benjamin	/s/ Stuart S. Parker Stuart S. Parker
/s/ Linda W. Bynoe Linda W. Bynoe	/s/ Brian K. Reid Brian K. Reid
/s/ Barry H. Evans Barry H. Evans	/s/ Grace C. Torres Grace C. Torres
/s/ Keith F. Hartstein Keith F. Hartstein

Dated: December 4, 2025

APPENDIX A
Prudential Government Money Market Fund, Inc.
The Prudential Investment Portfolios, Inc.
Prudential Investment Portfolios 2
Prudential Investment Portfolios 3
Prudential Investment Portfolios Inc. 14
Prudential Investment Portfolios 4
Prudential Investment Portfolios 5
Prudential Investment Portfolios 6
Prudential National Muni Fund, Inc.
Prudential Jennison Blend Fund, Inc.
Prudential Jennison Mid-Cap Growth Fund, Inc.
Prudential Investment Portfolios 7
Prudential Investment Portfolios 8
Prudential Jennison Small Company Fund, Inc.
Prudential Investment Portfolios 9
Prudential World Fund, Inc.
Prudential Investment Portfolios, Inc. 10
Prudential Jennison Natural Resources Fund, Inc.
Prudential Global Total Return Fund, Inc.
Prudential Investment Portfolios 12
Prudential Investment Portfolios, Inc. 15
Prudential Investment Portfolios 16
Prudential Investment Portfolios, Inc. 17
Prudential Investment Portfolios 18
Prudential Sector Funds, Inc.
Prudential Short-Term Corporate Bond Fund, Inc.
The Target Portfolio Trust
PGIM ETF Trust
PGIM Global High Yield Fund, Inc.
PGIM High Yield Bond Fund, Inc
PGIM Short Duration High Yield Opportunities Fund
Ms. Alberding does not serve as a Trustee of the PGIM Short Duration High Yield Opportunities Fund.
Ms. Bynoe and Ms. Hodrick do not serve as Directors of PGIM High Yield Bond Fund, Inc. and PGIM Global High Yield Fund, Inc. or as Trustees of PGIM Short Duration High Yield Opportunities Fund.